Exhibit 107
Calculation of Filing Fee Tables

Form S-3
(Form Type)

Energy Focus, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	1,313,462	$1.925(2)	$2,528,414.35(2)	$92.70 per $1,000,000	$234.38(2)
	Equity	Common stock, par value $0.0001 per share(3)	457(c)	1,378,848	$1.925(4)	$2,654,282.40(4)	$92.70 per $1,000,000	$246.05(4)
	Equity	Common stock, par value $0.0001 per share(5)	457(c)	2,692,310	$1.925(6)	$5,182,696.75(6)	$92.70 per $1,000,000	$480.44(6)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities

Carry Forward Securities	—	—	—	—	—		—	—	—	—
	Total Offering Amounts				$10,365,393.50	$960.87
	Total Fees Previously Paid					—
	Total Fee Offsets					—
	Net Fees Due					$960.87

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(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the registrant’s common stock of $1.925 per share as of June 16, 2022 as reported on The Nasdaq Capital Market, pursuant to Rule 457(c) under the Securities Act.
(3) Represents shares of common stock issuable upon exercise of certain pre-funded warrants at an exercise price of $0.0001 per share, to be held by certain of the selling stockholders identified herein.
(4) Estimated solely for the purpose of calculating the registration fee and is based on the higher of (i) the price at which the pre-funded warrants may be exercised of $0.0001 per share and (ii) the average of the high and low sales prices of the registrant’s common stock of $1.925 per share as of June 16, 2022 as reported on The Nasdaq Capital Market, pursuant to Rule 457(g) under the Securities Act.
(5) Represents shares of common stock issuable upon exercise of certain warrants at an exercise price of $0.0001 per share, to be held by certain of the selling stockholders identified herein.
(6) Estimated solely for the purpose of calculating the registration fee and is based on the higher of (i) the price at which the warrants may be exercised of $1.30 per share and (ii) the average of the high and low sales prices of the registrant’s common stock of $1.925 per share as of June 16, 2022 as reported on The Nasdaq Capital Market, pursuant to Rule 457(g) under the Securities Act.